As filed with the Securities and Exchange Commission on November 22, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sunrise Communications AG

(Exact name of registrant as specified in its charter)

Switzerland	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Thurgauerstrasse 101b 8152 Glattpark (Opfikon), Switzerland
Tel: +41 58 777 76 66
(Address of Principal Executive Offices)

Sunrise Communications AG Transitional Share Adjustment Plan

(Full title of the plan)

Marcel Huber

General Counsel & Chief Corporate Affairs Officer

Sunrise Communications AG

Thurgauerstrasse 101b

8152 Glattpark (Opfikon), Switzerland

Tel: +41 58 777 76 66
(Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

with a copy to:

Doreen E. Lilienfeld, Esq. Allen Overy Shearman Sterling US LLP 599 Lexington Avenue, New York, NY 10022 (212) 848-4000	Andreas Müller Homburger AG Prime Tower, Hardstrasse 201, CH-8005 Zurich +41 43 222 10 00

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the employee benefit plan information and other information required by Part I of Form S-8 will be sent or given to participants under the Sunrise Communications AG Transitional Share Adjustment Plan as specified by Rule 428 under the Securities Act of 1933 (the “Securities Act”). In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as a part of this registration statement on Form S-8 (this “Registration Statement”) or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. Sunrise Communications AG (the “Registrant”) will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, the Registrant will furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following document, which has been filed by the Registrant with the Commission, is incorporated in this Registration Statement by reference:

(a)	The Company’s Registration Statement on Form F-4/A, as filed with the Commission on September 18, 2024 (File No. 333-281772), including the description of securities therein and the exhibits thereto, as applicable.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the Commission) subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Swiss law, a corporation may indemnify its directors or officers against losses and expenses (except for such losses and expenses arising from willful misconduct or gross negligence or, according to some legal scholars, even simple negligence), including attorney’s fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding by reason of having been the representative of, or serving at the request of, the corporation.

Subject to Swiss law, the Registrant’s articles of association provide for indemnification, to the fullest extent permitted by law, of the current and former directors of Sunrise (“Sunrise Directors”) and members of its executive committee (the “Executive Committee”) and their heirs, executors and administrators against liabilities arising in connection with their roles or any position taken for or at the direction of the Registrant, or the performance of their duties in such capacity, and permit the Registrant to advance the expenses of defending any act, suit or proceeding to the Sunrise Directors and members of the Executive Committee to the extent not included in insurance coverage or advanced by third parties.

In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of their duties under the employment agreement with the Registrant.

The Registrant has entered into indemnification agreements with each of the Sunrise Directors and each member of its Executive Committee. The indemnification agreements require the Registrant to indemnify the Sunrise Directors and the members of the Executive Committee to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	The Registrant’s Articles of Association (incorporated by reference to Exhibit 99.2 to the Registrant’s Report on Form 6-K, furnished to the Commission on November 8, 2024 (File No. 001-42394)).
4.2	Form of ADS Deposit Agreement among the Registrant, JPMorgan Chase Bank, N.A. as the depositary and holders of the Registrant’s Class A ADSs (incorporated by reference to Exhibit (a) to the Registrant’s Form F-6 with respect to the Registrant’s Class A ADSs, filed with the SEC on September 17, 2024 (File No. 333-282182)).
4.3	Form of ADS Deposit Agreement among the Registrant, JPMorgan Chase Bank, N.A. as the depositary and holders of the Registrant’s Class B ADSs (incorporated by reference to Exhibit (a) to the Registrant’s Form F-6 with respect to the Registrant’s Class B ADSs filed with the SEC on September 17, 2024 (File No. 333-282183)).
4.4*	The Sunrise Communications AG Transitional Share Adjustment Plan.
5.1*	Opinion of Homburger AG.
23.1*	Consent of KPMG LLP.
23.2*	Consent of KPMG AG.
23.2*	Consent of Homburger AG (included in Exhibit 5.1).
24.1*	Power of Attorney (included as part of the signature pages to this Registration Statement).
107*	Filing fee table.

*	Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Opfikon, Switzerland, on November 22, 2024.

SUNRISE COMMUNICATIONS AG
By:	/s/ Marcel Huber
Name:	Marcel Huber
Title:	General Counsel & Chief Corporate Affairs Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints André Krause, Jany Fruytier and Marcel Huber as his or her true and lawful attorney-in-fact and agent, upon the action of either such appointee, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which each of said attorneys-in-fact and agents may deem necessary or advisable in order to enable the Registrant to comply with the Securities Act, and any requirements of the Commission in respect thereof, in connection with the filing with the Commission of this Registration Statement under the Securities Act, including specifically, but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file or cause to be filed the same with all exhibits thereto and other documents in connection therewith with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file or cause to be filed the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto each of said attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents may lawfully do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

By:	/s/ André Krause	Chief Executive Officer	November 22, 2024
	André Krause	(Principal Executive Officer)
By:	/s/ Jany Fruytier	Chief Financial Officer	November 22, 2024
	Jany Fruytier	(Principal Financial Officer)
By:	/s/ Joel Mackley	Chief Accounting Officer	November 22, 2024
	Joel Mackley	(Principal Accounting Officer)
By:	/s/ Michael T. Fries	Chairman of the Board	November 22, 2024
Michael T. Fries
By:	/s/ Adam Bird	Director	November 22, 2024
Adam Bird

By:	/s/ Ingrid Deltenre	Director	November 22, 2024
Ingrid Deltenre
By:	/s/ Thomas D. Meyer	Director	November 22, 2024
Thomas D. Meyer
By:	/s/ Catherine Mühlemann	Director	November 22, 2024
Catherine Mühlemann
By:	/s/ Enrique Rodriguez	Director	November 22, 2024
Enrique Rodriguez
By:	/s/ Lutz Schüler	Director	November 22, 2024
Lutz Schüler

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that it is the duly authorized United States representative of the Registrant and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, State of Colorado, on November 22, 2024.

By:	/s/ Jennifer Hodges
Jennifer Hodges
Managing Director, Legal, Liberty Global Ltd.